FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported) June 13, 2001.


                            HIGH PLAINS CORPORATION

              (Exact name of registrant as specified in its charter)


Kansas                                                               #1-8680
(State or other jurisdiction of                             (Commission File
incorporation)                                                       Number)


200 W. Douglas                                                   #48-0901658
Suite #820                                                     (IRS Employer
Wichita, Kansas  67202                                   Identification No.)
(Address of principal
executive offices)


                                 (316) 269-4310
                         (Registrant's telephone number)

Item 5  Other Information

Wichita, KS, June 13, 2001 -- High Plains Corporation (Nasdaq: HIPC) today announced that it is continuing the expansion of its York, Nebraska ethanol production facility, and is considering further expansion of all three of its facilities in light of the EPA's recent decision to deny California's request for a waiver from compliance with the clean octane (oxygenate) requirement of the Clean Air Act.

"This week's EPA announcement signals the Bush administration's interest in preserving clean air requirements nationwide, as well as in supporting renewable fuels," said Gary Smith, President and CEO of High Plains. "We at High Plains are anxious to play our part in supplying California's energy needs with cleaner burning, lower cost ethanol."

The implementation of California's decision to eliminate MTBE by December 31, 2002 would require approximately 580 million gallons of ethanol to supply the state's need for reformulated gasoline (RFG) oxygenates in 2003. The ethanol industry, which has grown over the last year from 1.6 billion to over 2 billion gallons in annualized production, stands ready to supply California and the 12 other states that have restricted or banned the use of MTBE within their borders. Several plants are expanding, and over 40 new ethanol plants are currently either under construction or in the planning stages.

High Plains is now in the process of expanding its Nebraska facility from 36 to 50 million gallons of annual production, and is now strongly considering similar expansions of its other two production facilities. "We plan on producing at a 85 million gallon per year rate by December of this year, compared with 67 million gallons at the end of 2000. Further expansions are very attractive. When construction costs for new plants are near $1.50 per gallon, and we can expand our existing sites for significantly less than $1.00 per gallon, the choice is obvious," Smith stated.

"This expansion is great for consumers," he continued. "At today's prices it takes only $.07 of ethanol to replace $.18 of MTBE, and the net cost of High Plains' contracted ethanol is currently about $.20 less than regular unleaded gasoline. Not only will increased ethanol usage help lower gasoline prices at the pump, but it will prevent the increase in carbon monoxide and carbon dioxide emissions that would result from the use of non-oxygenated gasoline. All things considered, increased ethanol usage is a win-win situation for the consumer, American agriculture, the ethanol industry, and High Plains," concluded Smith.

Based in Wichita, Kansas, High Plains Corporation is among the nation's largest producers of ethanol. The company operates facilities in Colwich, Kansas, York, Nebraska, and Portales, New Mexico.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation risks of fluctuations in feedstock commodity prices, changes in the market prices or demand for motor fuels and Ethanol, legislative changes regarding air quality, fuel specifications or incentive programs, as well as general market conditions, competition and pricing. The Company believes that forward-looking statements made by it are based upon reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including its annual 10-K, Proxy Statement and quarterly 10-Q filings, copies of which are available from the Company without charge.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:     June 13 2001                      HIGH PLAINS CORPORATION

                                            /s/Gary R. Smith
                                            President & CEO